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                                                                     Exhibit 4.1

                                 AMENDMENT NO. 2
                           TO POWER PURCHASE AGREEMENT

      This Amendment No. 2 to Power Purchase Agreement ("Second Amendment") is entered into as of the 26th day of June , 1998 by and between PENOBSCOT ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP, a Maine limited partnership ("Seller"), and BANGOR HYDRO-ELECTRIC COMPANY, a Maine corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller and Buyer are parties to a Power Purchase Agreement dated June 21, 1984 and amended by Amendment No. 1 dated March 24, 1986 (as amended, the "Agreement") for the sale by Seller and the purchase by Buyer of energy and capacity from Seller's Orrington, Maine waste-to-energy facility (the "Facility"); and

      WHEREAS, Seller has entered into certain long-term waste disposal agreements with numerous Maine municipalities, pursuant to a standard form First Amended and Restated Waste Disposal Agreement dated as of April 1, 1991 or shortly thereafter (the "First Waste Disposal Agreement") and intends to enter into a standard form Second Amended, Restated and Extended Waste Disposal Agreement (the "Second Waste Disposal Agreement") with many of the same municipalities as of the Closing (as hereinafter defined); and

      WHEREAS, those municipalities which are parties to the First Waste Disposal Agreement are known as the "Charter Municipalities"; and

      WHEREAS, those municipalities which become parties to the Second Waste Disposal Agreement are known as "Amending Charter Municipalities;" and

      WHEREAS, the Amending Charter Municipalities will be directly benefitted by this Agreement, because it is expected that the continuing sale of energy by Seller to Buyer will enable Seller to economically receive and process municipal solid waste under the Second Waste Disposal Agreement, which is expected to substantially assist the Amending Charter Municipalities in the discharge of their obligation to provide for the disposition of municipal solid waste discarded by their residents and businesses; and


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      WHEREAS, in accordance with 35-A M.R.S.A.  ss.3156, Buyer has conclusively determined that (i) this Second Amendment provides near-term benefits to its rate payers that will be reflected in rates paid by the Buyer's customers; and
(ii) as a result of this Second Amendment, potential future adverse rate impacts are not likely to be disproportionate to near-term gains; and (iii) this Second Amendment is consistent with 35-A M.R.S.A. ss.3191; and (iv) this Second Amendment will not adversely impact the availability of a diverse and reliable mix of electric energy resources and will not significantly reduce the long-term electric energy or capacity resources available to Buyer and needed to meet future electric demand; and

      WHEREAS, consistent with 35-A M.R.S.A. ss.3208(4), Buyer has conclusively determined that this Second Amendment will reduce the Buyer's potential stranded costs; and

      WHEREAS, at the request of Buyer, Seller is entering into a loan agreement (the "Bond Financing Agreement") with the Finance Authority of Maine ("FAME") to provide a loan to Seller pursuant to FAME's electric rate stabilization loan program, as defined in 10 M.R.S.A. ss.963-A (7-A), by issuing bonds (the "New Bonds") to refinance and replace the existing loan provided to Seller from certain bonds issued by the Town of Orrington, Maine (the "Old Bonds"), which Old Bonds financed a portion of the construction of the Facility; and

      WHEREAS, this Amendment is being executed and delivered contingent upon the closing of the refinancing referred to in the preceding paragraph (the "Closing"); and

      WHEREAS, delivery of the New Bonds shall be conclusive evidence that the Closing has occurred; and

      WHEREAS, Seller, Municipal Review Committee, Inc. (the "MRC") and Buyer have approved the Bond Financing Agreement and the Trust Indenture (the "Trust Indenture") to be entered into as of the Closing between FAME and The Chase Manhattan Bank, as the trustee for the New Bonds (the "Bond Trustee"), pursuant to which the Bond Trustee will receive specified payments from Seller and Buyer at Closing to fund certain reserves held in trust by the Bond Trustee under the Trust Indenture; and

      WHEREAS, all Charter Municipalities are members of the MRC which is the designated agent for the Charter Municipalities and the Amending Charter Municipalities; and


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      WHEREAS,   Seller  and  Buyer   understand   that  the  Amending   Charter
Municipalities will receive certain benefits as a result of this Second Amendment and related transactions, and intend that the MRC shall be an express third party beneficiary hereunder for the benefit of the Amending Charter Municipalities to the extent provided herein; and

      WHEREAS, Buyer intends to issue warrants to the MRC or its designees for the benefit of Amending Charter Municipalities at the Closing; and

      WHEREAS, the MRC and Buyer are separately entering into an agreement as of the Closing regarding certain operating reports about the Facility to be prepared periodically by the MRC for which Buyer shall pay Forty Thousand Dollars ($40,000.00) annually (subject to annual adjustment in accordance with changes in the "CPI-U," so-called, published by the United States Bureau of Labor Statistics), payable Ten Thousand Dollars ($10,000.00) quarterly in advance;

      NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and the consent of the MRC and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

      1. It is the express intent of Seller and Buyer that the MRC possess an enforceable benefit for the Amending Charter Municipalities as a third party beneficiary of the Agreement. As a third party beneficiary, it is intended that the MRC shall have standing in any suit, bankruptcy, reorganization, arbitration, mediation or dispute resolution proceeding arising out of the Agreement to enforce any rights granted to the Amending Charter Municipalities or the MRC hereunder, or to seek damages from the breach of any obligations owed to the Amending Charter Municipalities and the MRC hereunder.

      2. The following provisions of the Agreement shall not be materially amended, supplemented or modified without the express written consent of the MRC, which consent shall not be unreasonably withheld or delayed:

      Article II:    Term
      Article III:   Sale of Power
      Article IV:    Billing and Payment
      Article IX:    Deliveries
      Article XI:    Continuity of Service
      Article XIII:  Breach
      Article XIV:   Assignment


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      Article XV:    Indemnity
      Article XVI:   Liability, Dedication
      Article XVII:  Force Majeure

      Article XIX:   Representations and Warranties of the Parties
      Article XXI:   Waiver
      Article XXIII: Choice of Law
      The First and Second Amendments to the Agreement

      3. At the Closing Buyer will (a) deposit with the Bond Trustee for the benefit of Seller Six Million Dollars ($6,000,000.00) for credit to the Capital Reserve Fund established under the Trust Indenture and
            (b) a one-time payment of $151,393, which is an amount equal to interest at the rate of eight percent (8%) per annum on One Million Dollars ($1,000,000.00) over sixteen quarter-year periods, discounted at the same interest rate (together, the "Closing Payment"), for deposit under the terms of the Trust Indenture. Buyer will pay to the Bond Trustee for the benefit of Seller and the MRC, as agent for the Amending Charter Municipalities additional cash payments in the aggregate amount of Four Million Dollars ($4,000,000), for deposit under the terms of the Trust Indenture, in quarterly payments of Two Hundred Fifty Thousand Dollars ($250,000.00) due on the first day of each quarter for each quarter or part thereof (January, April, July, October) which occurs after the Closing, commencing October 1, 1998, until sixteen such quarterly payments have been made (the "Installment Payments," and together with the Closing Payment, the "Bangor Hydro Payments," and each date of such payment, the "Payment Date"). All Bangor Hydro Payments shall be made to the Bond Trustee but if a Bond Trustee is not serving in such capacity on a particular Payment Date then the Bangor Hydro Payment shall be made as Seller shall direct Buyer in writing. The obligation of Buyer to make each of the Bangor Hydro Payments shall be absolute and unconditional, and Buyer shall not be entitled to any abatement, diminution, set off, abrogation, waiver or modification thereof nor to any termination of the Agreement by any reason whatsoever except as expressly provided herein, regardless of any rights of set-off, recoupment or counterclaim that Buyer might otherwise have against Seller or any other party or parties and regardless of any contingency, act of God, event or cause whatsoever.

      4. Buyer and Seller each agree to pay by wire transfer of same day funds on the Closing Date or as soon thereafter as practicable, one-half (1/2) of the third party costs of restructuring the financing described above including but not limited to costs related to: (a) extension and termination of the letter of credit securing the Old Bonds, (b) retirement of the Old Bonds, (c)


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            issuance of the New Bonds and loans related  thereto,  (d) obtaining
            FAME approval; and all of certain costs of other entities including, but not limited to, reasonable expenses incurred by the MRC, the Town of Orrington, bond counsel, FAME, the existing letter of credit banks, and the Bond Trustee, and their respective counsel, with credit for such portion thereof that may have been advanced by Buyer or Seller, respectively, prior to the Closing.

      5. Subject to the satisfaction of the requirements contained in Paragraph 6 below, Seller shall pay to Buyer one-third (1/3) of any Distributable Cash (as such term is defined in the Second Waste Disposal Agreement), which is available for distribution in accordance with the Trust Agreement, but only to the extent permitted under the Bond Financing Agreement (each such payment a "Bangor Hydro Distribution"), as more particularly described in the Surplus Cash Agreement of even date herewith among Buyer, Seller, and the MRC.

      6. Seller's obligation to make a Bangor Hydro Distribution to Buyer is contingent on Buyer making each Installment Payment as and when due and performing each of its other obligations set forth in the Agreement, as amended hereby. In the event of a payment default hereunder by Buyer, Buyer shall immediately rebate to the Bond Trustee (or if none, to Seller) all Bangor Hydro Distributions previously received by Buyer in an amount equal to the sum of the Bangor Hydro Payments (together with any other payments due hereunder) which have not been paid when due, which rebate amount (net of costs of collection) shall be distributed as directed in writing by Seller.

      7. In the event that Buyer's obligation to make payments under the Agreement is avoided, or otherwise reduced in amount, or delayed, or impaired in a bankruptcy, reorganization, or similar proceeding, Seller's obligation to make any further Bangor Hydro Distributions shall cease, and Seller and the MRC shall have valid and enforceable claims against Buyer in the aggregate amount of all Bangor Hydro Distributions previously paid to Buyer, net of any reserves funded by Bangor Hydro Payments and held by the Bond Trustee under the Trust Indenture, in addition to any other claims for damages or other claims Seller and the MRC may possess.


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      8.    Article V of the Agreement is amended as follows:

      To Seller:  Penobscot Energy Recovery Company, Limited Partnership
                  P.O. Box 96
                  Industrial Way
                  Orrington, ME  04475
                  Attention: Plant Manager

      With a copy (which shall not constitute notice) to:
                  Gordon F. Grimes, Esq.
                  Bernstein, Shur, Sawyer & Nelson
                  100 Middle Street
                  P.O. Box 9729
                  Portland, ME 04104-5029

      To Buyer:   President
                  Bangor Hydro-Electric Company
                  33 State Street
                  P.O. Box 932
                  Bangor, ME  04402-0932

      To Municipal Review Committee, Inc.:
                  Municipal Review Committee, Inc.
                  Eastern Maine Development Corporation
                  One Cumberland Place
                  Bangor, ME  04401

      With a copy (which shall not constitute notice) to:
                  Thomas M. Brown, Esq.
                     Eaton, Peabody, Bradford & Veague, P.A.
                  Fleet Center - Exchange Street
                  P.O. Box 1210
                  Bangor, ME  04402-1210

Monthly billing statements to Buyer shall be sent to:
                  Assistant Treasurer
                  Bangor Hydro-Electric Company
                  33 State Street
                  P.O. Box 932
                  Bangor, ME  04402-0932

9. Article IX of the Agreement is amended by adding the following at the end of the last sentence of the first paragraph:

            "...until such time as retail access is permitted pursuant to 35-A M.R.S.A. ss.3202 or any successor statute. Thereafter Seller may (without waiving any right to continue buying from Buyer from time to time thereafter) purchase such power as permitted by statute, which shall be delivered by Buyer if requested by Seller."


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      10. Article XIII(A) of the Agreement is amended by adding the following at the end of the first sentence:

            "...and in addition Buyer shall pay all Bangor Hydro Payments set forth in paragraphs 6 and 7 of the Second Amendment hereof."

      11. Article XIV of the Agreement is amended by adding the following words after the words "that the Trustee to which this Agreement is assigned" in the second sentence thereof:

            "..., upon taking possession of the Facility after foreclosure of its liens on and security interests therein,...

      12. Article XV of the Agreement is amended by inserting the following immediately after the first sentence thereof:

            "Notwithstanding the above, no limitation appearing in the preceding sentence will be construed to limit payment of the amounts described in paragraphs 6 and 7 of the Second Amendment hereof."

13. Article XVI is amended by adding the following to Section A:

            "...except obligations to the MRC as provided for herein."

14. Article XXIV of the Agreement is amended by adding the following:

            "...other than such terms and conditions referred to in documents referred to in the Second Amendment."

Buyer acknowledges that any default under the Agreement referenced in the 15th WHEREAS clause hereof shall not be a default under this Agreement or in any way excuse performance by Buyer hereunder or give rise to any rights of offset with respect thereto. In all other respects, the Agreement shall remain in full force and effect in accordance with the terms thereof, and Seller and Buyer each hereby reaffirms its respective obligations thereunder.


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IN WITNESS  WHEREOF,  Seller and Buyer have  caused this  Amendment  No. 2 to be executed as of the date first written above.

WITNESS:                            Penobscot Energy Recovery Company, Limited
                                   Partnership

                                    By: PERC Management Company Limited
                                    Partnership, its General Partner

                                    By: PERC, Inc. its General Partner


/s/ Robert E. Wetzel                By: /s/ Martin J. Sergi
-----------------------             -----------------------
Name:  Robert E. Wetzel                   Martin J. Sergi
                                          Its President

                                    By: Energy National, Inc., its General
                                        Partner

/s/ David Lloyd                     By: /s/ Michael J. Young
----------------------              ------------------------
Name: David Lloyd                         Michael J. Young
                                          Its Secretary

                                          Bangor Hydro-Electric Company

/s/ Andrew Landry                   By: /s/ Carroll R. Lee
---------------------               ------------------------
Name: Andrew Landry                       Carroll R. Lee
                                          Its Senior Vice President and Chief
                                          Operating Officer


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